J.E. McCONNAUGHY
637 VALLEY ROAD
NEW CANAAN, CT 06840

October 3, 2005

Mr. Gary H. Brooks
President, CEO
Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, Texas 77084

Dear Gary:

Please accept my resignation from the Board of Directors of Positron Corporation effective immediately.

Sincerely, /s/ J.E. McConnaughy, Jr. —————————————— J.E. Mcconnaughy, Jr.